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The attached transcript is from a telephonic investor presentation held by TE Connectivity Ltd. on July 23, 2014.  The telephonic investor presentation was open to the public.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of any proxy, vote or approval. In connection with the proposed merger, Measurement Specialties, Inc. (“MEAS”) intends to file a proxy statement and related documents with the SEC.  The definitive proxy statement will be mailed to MEAS shareholders.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents (in each case when available) filed by MEAS and TE Connectivity Ltd. with the SEC at the website maintained by the SEC at www.sec.gov. Copies of the documents filed by MEAS with the SEC will be available free of charge at the website maintained by MEAS at www.meas-spec.com. Copies of the documents filed by TE Connectivity Ltd. with the SEC will be available free of charge at the website maintained by TE at www.te.com.

MEAS and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from MEAS’ shareholders with respect to the proposed merger.  Information about MEAS’ directors and executive officers and their ownership of MEAS’ common stock is set forth in the proxy statement for MEAS’ 2013 Annual Meeting of Shareholders, which was filed with the SEC on July 29, 2013.  Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed merger will be contained in the proxy statement to be filed by MEAS with the SEC.  TE Connectivity Ltd. and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from MEAS’ shareholders with respect to the merger. Information about TE’s directors and executive officers is set forth in the proxy statement for TE’s 2014 Annual Meeting of Shareholders, which was filed with the SEC on January 15, 2014, TE’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013, which was filed with the SEC on November 15, 2013, and TE’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 2014 and December 27, 2013, which were filed with the SEC on April 24, 2014 and January 23, 2014 respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This communication contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. We have no intention and are under no obligation to update or alter (and expressly disclaim any such intention or obligation to do so) our forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements in this communication include statements addressing our future financial condition and operating results, our ability to realize projected financial impacts of and to integrate the acquisition of the SEACON Group (“SEACON”) and our planned acquisition of MEAS. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as conditions affecting demand for products, particularly in the automotive industry and the telecommunications networks and consumer devices industries; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; natural disasters and political, economic and military instability in countries in which we operate; developments in the credit markets; future goodwill impairment; compliance with current and future environmental and other laws and regulations; the possible effects on us of changes in tax laws, tax treaties and other legislation; the risk that the acquisition of MEAS may not be consummated; the risk that a regulatory approval that may be required for the MEAS acquisition is not obtained or is obtained subject to conditions that are not anticipated; the risk that revenue opportunities, cost savings and other anticipated synergies from the MEAS acquisition or the SEACON acquisition may not be fully realized or may take longer to realize than expected; and the risk that MEAS’ operations or SEACON’s operations will not be successfully integrated into ours. More detailed information about these and other factors is set forth in TE Connectivity Ltd.’s Annual Report on Form 10-K for the fiscal year ended Sept. 27, 2013 as well as in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed by us with the U.S. Securities and Exchange Commission.

Corrected Transcript

23-Jul-2014

TE Connectivity Ltd. (TEL)

Q3 2014 Earnings Call

Total Pages: 21
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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

CORPORATE PARTICIPANTS

Sujal Shah	Robert W. Hau
Vice President-Investor Relations, TE Connectivity Ltd.	Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.

Thomas J. Lynch
Chairman & Chief Executive Officer, TE Connectivity Ltd.

OTHER PARTICIPANTS

Amit Daryanani

Analyst, RBC Capital Markets LLC

Amitabh Passi

Analyst, UBS Securities LLC

Wamsi Mohan

Analyst, Bank of America Merrill Lynch

Michael Wood

Analyst, Macquarie Capital (USA), Inc.

Matthew J. Sheerin

Analyst, Stifel, Nicolaus & Co., Inc.

Jim Suva

Analyst, Citigroup Global Markets Inc. (Broker)

William Stein

Analyst, Sun Trust Robinson Humphrey

Mark T. Delaney

Analyst, Goldman Sachs & Co.

Steven B. Fox

Analyst, Cross Research LLC

Shawn M. Harrison

Analyst, Longbow Research LLC

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the TE Connectivity fiscal third quarter earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Instructions will be given at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Vice President of Investor Relations, Mr. Sujal Shah. Please go ahead.

Sujal Shah

Vice President-Investor Relations, TE Connectivity Ltd.

Good morning and thank you for joining our conference call to discuss TE Connectivity’s third quarter fiscal 2014 results. With me today are Chairman and Chief Executive Officer Tom Lynch and Chief Financial Officer Bob Hau.

During the course of this call, we will be providing certain forward-looking information, and we ask you to review the forward-looking cautionary statement included in today’s press release. In addition, we will use certain non-GAAP measures in our discussion this morning, and we ask you to review the sections of our press release and the accompanying slide presentation that addresses the use of these items. The press release and related tables along with the slide presentation can be found on the Investor Relations portion of our website at TE.com.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Finally, for participants on the Q&A portion of today’s call, I would like to remind everyone to limit themselves to one follow-up question to make sure we are able to cover all questions during the allotted time.

Now let me turn the call over to Tom for opening comments.

Thomas J. Lynch

Chairman & Chief Executive Officer, TE Connectivity Ltd.

Thanks, Sujal, and good morning, everyone.

I’m very pleased with the results we delivered in the quarter. Sales were up 4% despite a very weak subsea communications market. Adjusted operating margins exceeded 15%. And adjusted earnings per share growth was 14% year over year, at the high end of our guidance range and a new record for the company. We also continued to generate strong cash flow, with over $500 million of free cash flow in the third quarter.

Here are the key takeaways from today’s call. Most of our key end markets have positive trends, especially in the transportation and industrial segments. The subsea market has continued to be weak, but we believe the market has bottomed, and I’ll share some additional good news on this market with you in a minute.

We continued to generate strong performances in businesses that serve our harsh environment applications, which account for approximately 70% of our revenue. As I mentioned earlier, we continued to deliver solid financial performance with improved operating leverage and strong cash flow. This strong cash flow enables us to return significant cash to shareholders and strengthen the company through acquisitions like those recently announced. And the last point is we are reaffirming our full-year guidance that we gave 90 days ago despite a weaker SubCom business in Q3 and Q4.

Now I’ll comment on these key takeaways in a little more detail. On the market trend side, we do continue to see positive trends in the majority of markets we serve, and the combination of these trends and strong execution will result in strong financial performance this year. During the quarter, strength in the transportation market continued, and most industrial markets continued their steady improvement. Transportation Solutions grew 8% organically, with sales and order growth in all major regions. Our Industrial Solutions segment grew 4% organically. And our Appliances business and the Consumer Solutions segment grew by 9% organically.

Revenue in our Telecom and Enterprise businesses were largely in line with our expectations. Revenue in the Consumer Devices and SubCom businesses were slightly below expectations in the quarter. On a regional basis, excluding SubCom, sales grew in North America, Asia, and EMEA, driven by particular strength in the U.S., China, and Germany.

We continue to execute very strongly in businesses that focus on harsh environment applications. As you know, several years ago we launched our strategy to increase the company’s focus in the harsh environment applications. We’ve been increasing organic investment and have focused our acquisitions in these areas. This strategy is paying off as over 70% of our businesses are in the segments, generating mid to high single-digit organic growth and above our company average margins.

These solutions are highly engineered, designed in partnership with our customers, and are characterized by relatively longer product cycles and higher margins. This capability is not easily replicated, and we believe that TE’s ability to provide this broad range of solutions for harsh environments will remain a strong differentiator and growth driver as we move forward.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Below the top line, our efforts on TEOA continued to drive productivity gains and operating leverage. Our gross margins have improved to the 33% to 34% range, and we are now consistently generating 15% adjusted operating margins on an annual revenue run rate below $14 billion. We also continue to generate strong cash flow, with over $1 billion of free cash flow through the first nine months of the year, supporting our capital program and acquisition strategy.

Subsequent to the quarter, we closed the acquisition of the SEACON Group, which expands our business in the very attractive oil and gas market. And in June, we announced the acquisition of Measurement Specialties, which establishes us as a leading supplier of sensors and connectors, adds nearly $40 billion to our addressable market, and further increases our content in harsh applications. Once the transaction is complete, TET will have a broad portfolio of sensors to go along with our leading portfolio of connectors. Our existing scale coupled with Measurement Specialties’ product range will enable the combined companies to accelerate sensor growth as we reach many more customers.

Now let’s turn to slide three. Revenues in the third quarter were line with expectations, and adjusted EPS of $1.00 was at the high end of our guidance range and a quarterly record for the company. Free cash flow was strong at $530 million, and we returned $169 million to shareholders in dividends and share repurchases.

For the full year, as I mentioned, we are reiterating the midpoint of our revenue and EPS guidance. Expected revenue of $13.95 billion represents 5% growth versus the prior year. And adjusted EPS of $3.78 represents 17% growth versus our prior-year performance, a very strong year for TE. We closed the SEACON acquisition just after the quarter and the Measurement Specialties acquisition is on track to close this calendar year.

I’ll now provide some detail by business within each segment in the next four slides. Unless I indicate otherwise, all changes are on an organic basis which excludes the effect of currencies, acquisitions, and divestitures.

Please turn to slide four. Transportation Solutions had another great quarter, with sales of $1.585 billion, up 8% over the prior year and with orders growth of 7%. Sales and orders grew across all regions and global auto demand continues to be solid, with vehicle production of about 21.4 million units. The end market continues to be healthy and TE is performing well. We delivered adjusted operating margins of 21% due to volume growth, product mix, and productivity improvements, driven by our TEOA program. Looking forward, we expect another strong quarter in Q4, with sales up high single digits and operating margin expansion versus the prior year.

Please turn to page five. Market demand in the Industrial Solutions segment was in line with our expectations in the third quarter. Revenues were up 4% and orders were up 2% versus the prior year. The majority of the industrial markets we serve continued to gradually improve. Industrial Equipment revenues were up 3%, driven primarily by double-digit growth in China. Our Aerospace, Defense, Oil, and Gas business was up 8% due to continued strength in commercial aviation and the oil and gas units. Our Energy business was up slightly in the quarter, with growth in the Americas and Asia-Pacific regions offset by weakness in Europe.

Adjusted operating margins were up 160 basis points versus the prior year as a result of increased volumes and productivity increases. And I’m especially pleased with our margin improvement in this segment. Looking forward, we expect another good quarter in Q4, with sales up mid-single digits organically and approximately 10% on an actual basis, including the SEACON acquisition.

Please turn to page six. Sales in the Network segment were down 8% versus the prior year, due principally to continued project delays in our SubCom business. Excluding SubCom, sales were down 2% organically. SubCom weakness drove the decline in Network Solutions operating margin in the quarter. Just to put it in perspective, our SubCom revenues were down 50% versus last year’s Q3.The Telecom and Enterprise businesses were down

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

slightly year over year but in line with our expectations. Strengthened fiber optic and wireless deployment is being offset by declines in copper network investment. And our DataCom business was down 5% due to continued market-related weakness.

In our SubCom business, I’m happy to report we recently received down payments on two major projects. The AAE-1 project, which connects Asia, Africa, and Europe, was announced in April, and we received a down payment on that. And then earlier this week, we announced the Hibernia project, which will connect New York and London. That’s the first significant cross-Atlantic build in some time, which is very good news. We also received a down payment there. Both of these projects will start in late Q4, which we believe marks the beginning of the upturn in this cycle. And on a combined basis, these projects are worth approximately $700 million-plus over the next two to three years.

In Q4, we expect network revenues to be flat excluding SubCom. So while we will start to build very early stages of the build, we’re not going to get too much impact from these projects until next year.

Please turn to slide seven. Revenue in our Consumer Solutions business was roughly flat versus the prior year, and this continues to be kind of a tale of two cities. We had another strong quarter in the Appliance business, where we have a global leadership position and operating margins that run above our company average. Sales in this business were up 9% year over year due to strengthening demand in the Americas and Asia. This growth was offset by lower customer demand for mobile phone components and continued weakness, although it looks like the PC business is starting to stabilize in the Consumer Devices business. Adjusted operating margins in this segment expanded 120 basis points year over year due to the strong performance of the Appliance business.

In Q4, we expect revenues to be down slightly versus the prior year due to continued weakness in the Consumer Devices portion of the business. We do expect another solid growth quarter in our Appliance business.

I’ll turn it over to Bob to cover the financials in more detail.

Robert W. Hau

Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.

Thanks, Tom, and good morning, everyone. Let me discuss earnings, which start on slide eight.

Adjusted operating income was $550 million, up 8% versus the prior year. GAAP operating income was $535 million and included $14 million of restructuring and other charges, most of which was in the Consumer segment, and $1 million of acquisition-related charges in the quarter. We anticipate full-year restructuring charges of approximately $65 million for the full year.

Adjusted operating margin was 15.4%, up 60 basis points from Q3 last year. The improvement versus the prior year was driven by improved manufacturing productivity across all of our segments and volume leverage in the Transportation and Industrial segments. Adjusted earnings per share were $1.00 and GAAP earnings per share were $0.97 for the quarter. GAAP EPS included $0.03 of restructuring and other charges.

Turning to slide nine, our gross margin in the quarter was 33.6%. This is an 80 basis point increase versus the prior year due to increased productivity from our TEOA or Lean programs. The cost savings from restructuring in metals and general volume increase was offset by the impact of lower SubCom sales.

Our total operating expenses were $654 million in the quarter, which was up 5% versus the prior year. The increase resulted primarily from increased investments in sales and marketing to support growth initiatives. On

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

the right side of the slide, you’ll see net interest expense was $26 million in the quarter. And I expect about $26 million of expense again in the fourth quarter.

Adjusted other income, which primarily relates to our tax sharing agreement, was $9 million. In the fourth quarter, I expect other income of about $8 million.

The adjusted effective tax rate was 21.8%, slightly better than expectations, as we saw a larger portion of our income earned in lower-tax jurisdictions. I now expect a full-year effective tax rate of approximately 23%.

Turning to slide 10, I’ll discuss our balance sheet and free cash flow. Cash from continuing operations was $501 million and our free cash flow in Q3 was $530 million. Net capital spending during the quarter was $171 million or 4.8% of sales. I expect the capital spending rate to be approximately 4.5% of sales for the full year. In addition, we made a $200 million tax payment related to our pre-separation tax audit during the quarter. Our working capital was in line with our expectations, with receivable days outstanding at 63 days. Inventory days on hand were 68 days, and payable days outstanding were 54.

Now let me discuss the sources and uses of cash outside of free cash flow, shown on the right side of the slide. We began the quarter at $1.4 billion of cash and increased this to $1.6 billion in advance of the acquisition SEACON, which closed subsequent to the end of the quarter. During the quarter, we returned a total of $169 million to shareholders. We paid dividend of $119 million and we repurchased about 1 million shares for $50 million. Outstanding debt remained at $3 billion at the end of the quarter.

Now I’ll turn it back to Tom.

Thomas J. Lynch

Chairman & Chief Executive Officer, TE Connectivity Ltd.

Thanks, Bob. Please turn to slide 11, and I’ll cover out outlook.

We expect another strong quarter in Q4, with revenue of $3.56 billion to $3.66 billion, which will be up 4% to 7% year over year. And we expect adjusted EPS of $0.98 to $1.02, an increase of 5% to 10% over year. And again, that’s covering a very weak year-over-year performance in the SubCom business. We do expect continued strength in Transportation and Industrial.

For the full year, we expect revenue of $13.9 billion to $14 billion, up 5% versus the prior year. We expect adjusted earnings per share of $3.76 to $3.80, and that’s an increase of 16% to 18%; and as I mentioned earlier, a very, very strong year for the company.

So we’re going to open it up for questions, and then I’ll make some closing comments when we’re done with Q&A. So, operator, if you could, open the line for questions.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

QUESTION AND ANSWER SECTION

Operation: Thank you. [Operator Instructions] Your first question comes from the line of Amit Daryanani. Please go ahead.

Amit Daryanani Analyst, RBC Capital Markets LLC	Q

Thanks a lot. Good morning, guys, two questions from me. One I guess, Tom, on the networking side of the Subsea business, given the wins you’ve had recently, I thought I’d come up with a $120 million – $130 million run rate that’s feasible in fiscal 2015 on a quarterly basis. I’m curious if that’s a reasonable expectation to have.

And then importantly, how do you think leverage plays out on the upside in the undersea business? Is this something that can sustain 50% – 60% conversion margin as you start to see some revenue growth?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thanks, Amit. As you know, we’ll give guidance for the full year next year, so I’m not really going to get into any details, but I’m very encouraged. Finally, these projects which we had won and been awarded, are going to come into a force. And when we get the down payments, that’s really the proof point. I think in the beginning, it will start slow as we’re ramping. It will take a couple quarters to really get at peak efficiency. But the way I’d think about it at this point is it’s been a pretty significant headwind for the last couple years, and it should become a tailwind next year

Amit Daryanani Analyst, RBC Capital Markets LLC	Q

And how do we think of conversion margins, I guess, from that business, Tom, as you start to get incremental sales?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Again, I don’t want to get too specific on that, but it will be reasonable margin conversion, the first job. As you add jobs into your capacity, the conversion margins increase. So we’re still going to be not running at capacity with the first job or the second job. So if you look at our history, it’s when you have three or four jobs running, that’s when you really see the margin starts to ramp up. But it should be a positive next year.

Amit Daryanani Analyst, RBC Capital Markets LLC	Q

Got it. And just secondly on the cash flow usage dynamics, the buyback piece at $60 million this quarter was a lot below the historical trends you’ve done for the last several years now. I’m assuming you guys are busy because of Measurement Specialties this quarter, so maybe that negated it. But maybe just talk about why was the pace slower. Is that something we should expect to see as you go forward, or should we expect that to uptick? And then maybe just touch on the $200 million payment you guys have to make for the tax separation.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

It’s Bob. I guess both pieces. One, on the share repurchase, we did repurchase about 1 million shares in the current quarter, about $50 million. That is below what we’ve been running over the last several quarters, and it is directly attributed to the M&A activity with Measurement in particular, where we had, as you might suspect, material non-public information.So we were blacked out of the market for essentially the vast majority of the quarter. That limited that capability. And as we indicated when we announced the Measurement Specialties acquisition, out into the future we don’t anticipate that deal to impact our go-forward plans in terms of return of capital to shareholders, maintaining the two-thirds back to shareholders over time.

And then in terms of the $200 million pre-separation tax payment, that was done in conjunction with the other parties, Covidien and Tyco International, to pay in advance the 2005 – 2007 tax audit that is winding up. It’s near completion. We’re waiting for the final paperwork from the IRS. So we made that payment in the third quarter to essentially stop the interest calculation on that liability.

Amit Daryanani Analyst, RBC Capital Markets LLC	Q

Very helpful. Thanks a lot, guys.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thanks, Amit.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thank you, Amit. Could we have the next question, please?

Operator: Your next question comes from the line of Amitabh Passi. Please go ahead.

Amitabh Passi Analyst, UBS Securities LLC	Q

Hi, thank you. I have a question, if you could help us, in terms of thinking about normalized margin as we look out further to 2015. So piggybacking on the last question, automotive or transportation, you’re running just about 21%. And my question was is there a meaningful room to expand that?

And then the bigger question is Network Solutions. How do we think about normalized margins? Can that segment get back to at least the high single digits or low double digits over the next four to six quarters?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Sure. Thanks, Amitabh. So, the normalized margin, as you know, we’re pleased to be at this 15% at under $14 billion run rate.

Amitabh Passi Analyst, UBS Securities LLC	Q

Yes.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

I think automotive, I think this is what I’ve said the last couple quarters, but plus 20% margin with normalized vehicle growth, which is more in the 2.5% to 3% range, I feel confident that we’ll continue to generate these kind of margins. This year, we’re getting a little extra benefit from the great – the really positive mix in heavy trucks, both the Deutsch acquisition and the legacy TE business there. So that’s given us a little push. Our productivity is strong in that business. So I feel good about where the margins are and the ability to sustain them. I do expect that we’ll improve the Network Solution margins. SubCom is a pretty significant negative margin in the second half.

And as we get these two jobs rolling, that will start to turn. And what we call the BNS [Broadband Network Solutions] business unit, which is telecom, wireless, and enterprise, that’s running in double-digit margins now. And this year will be the second year in a row that we’ve added 100 basis points of margin improvement there. So I do expect Network Solutions to move back towards double-digit margins over the next year to 18 months depending on the demand, the end demand. But we’re sized for that to take advantage of reasonable growth.

Amitabh Passi Analyst, UBS Securities LLC	Q

And, Tom, just as a follow-up, on Network Solutions, particularly telecom networks and enterprise networks, these segments are still flat on a year-over-year basis. Can you give us a sense of what you’re seeing in the demand environment perhaps by geography and how we should be thinking about growth into 2015?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Sure. Again, we’re not giving any guidance yet, but next quarter we’ll give you specificity around the big businesses. What we’re seeing around the world is mixed in the project business. In this past quarter, European projects were strong, strong in telecom, weak in energy. U.S. was a little soft. I think there’s so much going on right now at the macro level in the U.S. telecom-related business, it’s delayed a few things, but we believe the fundamentals are there to support solid growth in the U.S. going forward. Australia, that important job is building despite the political uncertainty. And China, as we’ve mentioned, we’ve been retreating a little bit from the China market because a good portion of that market just isn’t very attractive.

So it’s a mixed bag. The good news is that we have a really high win rate on the fiber awards. And the fiber portion of the network for the second year in a row is growing in solid double digits. Copper is shrinking, but the good news is the copper base is getting smaller and smaller. So we think the math is going to turn pretty soon where that double-digit fiber growth and more and more jobs out there is going to start to deliver this into a low to mid-single-digit business. and there’s pretty good operating leverage in the telecom portion of that business because it’s a nice margin business because of highly engineered products there.

Amitabh Passi Analyst, UBS Securities LLC	Q

Okay, thank you.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thank you.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thank you, Amitabh. Can we have the next question, please?

Operator: Your next question comes from the line of Wamsi Mohan. Please go ahead.

Wamsi Mohan Analyst, Bank of America Merrill Lynch	Q

Yes, thank you. Good morning. Bob, can you bridge the 90-basis point decline in Transportation margins on a quarter-on-quarter basis? So obviously, it’s still very strong versus a year ago, but any color you can share in terms of how it played out between price, volume, mix. And was the operating or was operating margin more driven by increased investments; and if so, where those investments were focused? And I have a follow-up.

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

So essentially from a sequential quarter-over-quarter, there are probably two significant drivers, the first one being the main one, and it’s a bit of mix of the automotive versus the industrial commercial vehicle piece, the heavy trucks. We are overweight in the second quarter on the commercial vehicle business, which has a higher operating margin. Secondly, we are making investments in the combined transportation business, and that is ramping up over time. So there’s a bit more in terms of OpEx in the third quarter relative to the second quarter of this year.

Wamsi Mohan Analyst, Bank of America Merrill Lynch	Q

Okay, thanks. And, Tom, can you talk a little bit about that commercial transport strength and how much longer it can persist? I think a couple of quarters ago, you had noted that there were some pre-buys and expected that market to soften. It sounds like there were puts and takes by different regions, but you’re still tracking pretty strongly. So I was just wondering. Is there something that is driving more persistent strength in that business over the next few quarters as well?

And to touch on consumer devices really quick, that was weaker. It sounds like even next quarter, you’re not really expecting that to recover. There are some significant consumer product ramps that are happening as we speak. So are you not levered to that? And how do you feel about your position in that market longer term? Thanks.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Sure. The commercial business, for the next quarter, and we’ll talk again next quarter about what we see in 2015. It had been a little bit stronger than we’ve expected throughout the year. I think you’ve seen the pent-up demand in heavy trucks in the U.S., in China, and a little bit in Europe just starting. I think there’s still a fair amount of momentum in the market because the new China emissions standards don’t cut over really until January, so there’s the pre-buy, but most of it is going to be the post-buy. And as we’re seeing across all of our businesses, the China business is strong again. So if that continues, that said, there’s strong economic activity which will require continued investment in heavy trucks, and we’ll see this shift away from the local — that we’re beginning to see from the local truck manufacturers to the more multinationals because of the emissions standards. So I think I don’t expect it to continue at this rate.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Buried within that is a pretty weak mining, construction, and agricultural business. It’s growing at a much slower rate. The mining business, as you know, has been very weak for the last six months for heavy equipment. So I’d expect heavy truck demand to start to slow down and then the heavy equipment demand will start to pick up and this continue to be a very solid growth business for us.

Wamsi Mohan Analyst, Bank of America Merrill Lynch	Q

Thanks, Tom, and on consumer devices?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Consumer, we have a thin base. That’s our issue. So if a customer or two has a shift, we pay. We can get a nice windfall or we suffer, and we’re just thinly based in the business. We continue to be selective. I think the team is doing a good job, but that’s just not a strong business for us yet. And as I think I’ve indicated, it’s going to take a couple of years really to put some wind at our back.

Wamsi Mohan Analyst, Bank of America Merrill Lynch	Q

Thanks, Tom.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Okay, thank you, Wamsi. Could we have the next question, please?

Operator: Your next question comes from the line of Mike Wood. Please go ahead.

Michael Wood Analyst, Macquarie Capital (USA), Inc.	Q

Hi, thank you. Thanks for the color on the $200 million tax payment. How does this compare to that more draconian scenario in your reserves regarding that intercompany interest exclusion? And would there be any major variance versus what you’ve reserved in the settlement based on – it seems like you’re nearing that closure?<A – [05KZ45-E]Tom Lynch – TE Connectivity Ltd.>: So the $200 million was essentially settling or is in anticipation of settling the 2005 through 2007 audit period, excluding intercompany debt. Once we get the final settlement, which we anticipate now in the fourth quarter, essentially we will have settled all pre-separation matters with the exception of the intercompany debt. And as you know, that’s currently going through the tax courts. We anticipate that to take some period of time. We’re always open to settlement conversations, but right now that looks like it’s going to wind through the tax courts, which will take a couple of years.

When we first separated and started talking about the tax liability for the company, the pre-separation tax liability, we essentially indicated $600 million – $700 million of cash payments would be anticipated over an extended period of time. With this most recent payment, we’ve essentially got about $450 million of that behind us. So going forward, once we settle that intercompany debt, we think there’s probably another couple hundred million dollars of cash that will have to be paid out.

Michael Wood Analyst, Macquarie Capital (USA), Inc.	Q

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Great. And with Measurement Specialties, since the announcement there’s been some news about a factory strike in China and a shareholder lawsuit with fairness, which I think that it gets filed typically after every public company is taken out. But are these issues settled and would they have any impact on the timing of closing?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

No, they aren’t going to have any impact. Again, we haven’t closed yet, so we don’t own Measurement. And they’re managing through the labor issue in China, which also is not unusual in these kinds of deals too. They anticipated it; we anticipated it. And the shareholder suit, it happens every time, I think.

Michael Wood Analyst, Macquarie Capital (USA), Inc.	Q

Okay, great, thank you.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

So we don’t anticipate any real issues.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

All right. Thank you, Mike. Can we have the next question, please?

Operator: Your next question comes from the line of Matt Sheerin. Please go ahead.

Matthew J. Sheerin Analyst, Stifel, Nicolaus & Co., Inc.	Q

Yes, thanks. Good morning. I just wanted to follow up on your comments regarding the profitability in Network Solutions. Tom, ex the subsea or SubCom business, it sounds like you were saying that the other three segments are at high single-digit to low double-digit operating profit. I just wanted to double check that, particularly on DataCom with the profitability there and just ensure. Although obviously, year over year, comps are getting easier there, still it doesn’t look like you’re optimistic about that market. So what’s your near and long-term strategy there in terms of profitability, whether or not you’re going to take another look at restructuring that business or taking another approach?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

I’d break the networks really into – we have it in three major pieces. So there’s the telecom, wireless, and enterprise businesses that are submarkets but we have them – they’re run by one team. That’s the business I answered to the earlier question on that, has operating margins in low double digits today, where we have strong market positions, where we have a great fiber product line and we’re really seeing the shift to fiber continue to increase. So I think that’s well positioned as the market picks up as that mix of fiber and copper continues to move in our favor to have operating leverage on the margin. SubCom I talked about. That’s negative margin, but historically it will run in the double-digit range. And DataCom is still the weakest margin of the three, in the single digits. A lot of that is because we’re investing pretty significantly in the next-generation platforms, and we have very low revenue there.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

So I feel really good about those IT platforms, but there’s no question that they are – we’re winning awards but the market is adopting it slowly. And as you know, in that whole space right now, there is an awful lot of change going on in the whole what I call the communication equipment infrastructure side. Again, we don’t have a real strong position there. I think if there’s an opportunity for us, we’re investing in terms of – for the company relatively a modest amount. It’s significant in that business, but a pretty modest amount of investment to make sure we have a strong high-speed play.

Matthew J. Sheerin Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay, thanks, and then just a follow-up regarding the SEACON acquisition. Could you tell us what the revenue contribution approximately would be this quarter? Is it roughly $30 million or so?

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

Yes, that’s exactly right. There’s about $30 million – $35 million of income – excuse me, of revenue, and that is encompassed in our guidance for fourth quarter.

Matthew J. Sheerin Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay, thanks a lot.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thanks, Matt.

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

Thanks, Matt.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thanks, Matt. Can we have the next question, please?

Operator: Your next question comes from the line of Jim Suva. Please go ahead.

Jim Suva Analyst, Citigroup Global Markets Inc. (Broker)	Q

Thank you and congratulations to you and your team. I have two questions. The first is when we consider the Transportation segment, I believe long term you’re saying that growth rates should be 6% to 8%. And now that we’re seeing that Europe is improving, which has very high content for cars, and also there’s newer hybrid technology catching on, and you just posted an organic growth rate of 8%, is there anything in there that makes it especially on the high end, or are we actually shifting towards long term we could be at the upper end of that normal range of 6% to 8% or even higher given the hybrid technology coming on?

And then the second question is I guess for Bob, CFO. On restructuring, with these acquisitions that are being folded in, outlook on restructuring charges that I believe you’ve been actively focused on reducing the

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

restructuring, I didn’t know if that was just on an apples-to-apples basis, or if all of a sudden now with acquisitions, we need to model in some additional integration acquisition restructuring charges.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thank you, Jim. Regarding the automotive growth rate, you’re right. We do see it at 6% to 8%, and we took that up a little over a year ago from we used to see it at 5% to 7%. A couple of factors in there, more I would say content-driven for sure. I think most experts, so-called experts, would see that the typical production growth is going to be in the 3% to 4% range. So solid content, HEV, hybrid electric vehicle, definitely the bigger that gets, the better that is for all of us supplying into the market because that’s more content. And then of course, the Measurement acquisition is going to help our content.

And so as we get their products and we start selling them into the automotive market, which they’re not today, they have a nice business in the industrial transportation, but the really big opportunity is automotive. And we would expect – we’re not changing our – it’s too early to change the range because there are so many factors that go into that. But certainly, I’d say there is a lot more pointing to the higher part of the range than the lower part of the range at this point.

Jim Suva Analyst, Citigroup Global Markets Inc. (Broker)	Q

Great. And then on restructuring charges?

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

Jim, in terms of restructuring, both acquisitions that we’ve got going on right now, SEACON just recently closed and Measurement that we’ll close by the end of the calendar year. Neither one of them have significant restructuring associated with them. So I don’t anticipate big movement above what we’ve indicated as a more normal level of restructuring on an annual basis above $50 million to $75 million. I think we’ll be in line with that going forward. Now of course, as we look at other acquisitions, that may change, but we’ll indicate that when that changes.

Jim Suva Analyst, Citigroup Global Markets Inc. (Broker)	Q

That’s great news across the board. Thanks and congratulations to you and your team there.

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

Thanks.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thanks, Jim.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thank you. Can we have the next question, please?

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Operator: Your next question comes from the line of Sherri Scribner. Please go ahead.

Q

Hi. This is [ph] Krithi Shetty (38:04) calling on behalf of Sherri Scribner. I just had one question on the operating margins. So given your long-term target of 15% and looking at what you’ve reached this quarter, it was around 15.4%, how should we think about the target? Do you still maintain it at 15%, or how should we position your op margins going forward?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

I think the best way to think about it is as we laid out our operating model, we would expect the business in an economy that’s growing 3% to 4% to grow 5% to 7% organically. And that operating model should generate in a normal copper environment, no big swings in exchange rates, 20% to 25% flow-through. So all other things being equal, we would expect that to lift our margin 30 to 50 basis points.

Q

Okay.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

We’re not setting a new margin target like we did before, but I think we have good operating leverage in the company now. And of course, our big thing is to continue to drive solid, consistent, double-digit EPS growth and cash flow that continues to approximate net income. And we are on track this year for another year of free cash flow above 10% of revenue. <Q>: Okay, got it. And if we were to look at the different segments, I was just wondering. Is there any kind of seasonality that we can look into, for example, in transportation and especially with networking given the SEACON weakness and things like that?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Yes, it’s interesting, I think. Seasonality, it still exists, but because the markets are so global now, seasonality isn’t as pronounced as it used to be. But having said that, what you’ll typically see like we’re seeing, now we’re in our fourth quarter, automotive sequentially will go down because it’s heavy vacation in August and that’s when the biggest model changeover occurs in August.

Typically, broadband or the non-SubCom/DataCom portion of networks, this will be a stronger quarter because of the weather, and there’s pretty much good weather everywhere typically. And that’s a business that’s very affected by that because it’s outside primarily. And then we’re not in a big consumer business. We don’t have a big consumer electronics business, but that cycle would typically be strong right now because of getting ready for the holiday season. I think over time, these peaks and valleys of seasonality are starting to get smoothed out a bit.

Q

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Okay, got it, thanks. And just one last I just wanted to confirm. So you said the guidance factors in the SEACON acquisition of $30 million to $35 million was that?

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

That’s correct, in terms of revenue, right?

Q

Yes. Okay, great. Thank you.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thank you. Can we have the next question, please?

Operator: Your next question comes from the line of William Stein. Please go ahead.

William Stein Analyst, Sun Trust Robinson Humphrey	Q

Great, thanks for taking the question. First, I’m wondering if you can comment on PCs. I think you noted that as weak in the quarter, but we started to see that turn at a lot of companies, in particular Intel. So I’m wondering if you can give us some color there.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Sure. It looks like that business might be finally leveling off. We still have a pretty nice position in the PC business. In the grand scheme of things for the company, it’s not that big. So up or down, we like it being up better than down, so that’s encouraging. But our real focus there is to build a better position in smartphones and tablets. We’re better than we were a couple years ago, but we’re still not where we need to be.

William Stein Analyst, Sun Trust Robinson Humphrey	Q

Great. And then in the wireless infrastructure end market, I apologize if you already mentioned this, but I must have missed it. This is an area where people have been paying a lot of attention to relative to the China Mobile build, and we saw one very problematic data point last night. I wonder what you’re seeing in that market.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Again, we have a pretty nichy wireless infrastructure business. So in our DataCom business, that business is going well, and I’d say more because we have a great product line that goes on the tower. So it’s as much shared benefit as it is market. And then in the telecom business, we have a digital antenna system, and that business is pretty vibrant right now in the U.S., as it’s a way of expanding coverage and capacity, especially around large venues like stadiums. So we’re seeing that pick up. Again, in the grand scheme of wireless, we’re a niche player. I don’t think we’d be indicative of a trend one way or another.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

William Stein Analyst, SunTrust Robinson Humphrey	Q

That’s helpful, Tom, just one other one if I can squeeze it in. On the M&A pipeline, you guys have been pretty clear that you were focused on sensors, yet you do Measurement Specialties. What should we think about as the focus going forward? Is the company ready and able to target additional acquisitions? How should we think about that, please?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Sure. I’d say to start with, we’re focused on harsh environment, so continuing to build that part of our business. And if you go back a few years, it was about 60% of our business. And with these two new acquisitions, it’s moving up close to 75% of our business. We’ve also sold out of things like magnetics and touch. So we’re continuing to reposition the company. I think that’s working well for us.

We do have a very, let’s say, robust pipeline. As you know, it usually takes longer rather than shorter to bring the ones that you really like in, if you can bring them in at all. So we do have the desire and the capability to do more. We’re very selective. We had two hits quickly here. It just happened to be that’s the way the timing worked out. It was two years before that and it’s two-plus years before that, so there’s no real consistent timing, I would say. But what I like about where we sit today is we’re building a good reputation for how to do these. And I think we’re an attractive acquirer to a company. And I know the companies that are coming in feel really good about coming into TE. And we’re also selective, really selective. But I think we want to continue both organically and inorganically build that harsh because that’s our sweet spot. That’s what we do best, and we think we do it better than anybody.

William Stein Analyst, SunTrust Robinson Humphrey	Q

Thanks, Tom. That’s helpful. I appreciate it.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thanks, Will.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thank you. Could we have the next question, please?

Operator: Your next question comes from the line of Mark Delaney. Please go ahead.

Mark T. Delaney Analyst, Goldman Sachs & Co.	Q

Thanks very much for taking the question. Bob, I’m hoping you can help me bridge the implied operating margin guidance for 4Q versus 4Q of 2013. It seems by my math that op margins are relatively flat year on year. I think you guys should be getting some restructuring and commodity benefits that are flowing through on a year-over-year basis. But maybe you can just help me understand and quantify what some of the dollar headwinds are, be it subsea being lower profitability, maybe mix, or some of these other factors you already discussed like the [ph] annual (45:33) investments.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

Thanks, Mark. We’re about flat. The biggest swing is subsea, for sure. It was reasonably profitable last year and unreasonably loss this year, if I could I say it that way. So that’s the single biggest thing, pretty much. Everything’s tracking. I think consumer device is down a little bit, hanging around the same margin level we’ve been. I think the good news is the consistent march of the industrial business up and the transportation business now operating consistently above 20%. That transportation business can move from 22% to 21% to 22.5% to 20.5% depending on mix and the region we’re selling in. But what I’m really happy about is it’s consistently above 20%. We feel that it will be consistently above 20%.

Mark T. Delaney Analyst, Goldman Sachs & Co.	Q

That’s helpful, thank you. And then maybe you could just help me understand specifically what we should be expecting for restructuring savings for this year and then into next year. My understanding was there should have been about $100 million of savings that the company is expecting to realize in fiscal 2015, but it sounds like there are some reinvestments going on. Maybe just help me understand what the net savings amount we should be thinking about now.

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

The restructuring benefit for 2014 is about $80 million. We had been saying $70 million to $80 million. We’re at the upper end of that range. Our expenditures is a little bit above what we were anticipating in the first half of the year, so there’s slightly more benefit accrued, and a big chunk of that benefit is associated with the large restructuring actions we took last year. So we’ve got some of the benefit in 2013. We have the majority of the benefit in 2014. I would expect a more nominal benefit into 2015, and we’ll give some color around that when we give the 2015 guidance at the end of fourth quarter.

Mark T. Delaney Analyst, Goldman Sachs & Co.	Q

Thank you very much.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Thank you.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thanks, Mark. Could we have the next question, please?

Operator: Your next question comes from the line of Steven Fox. Please go ahead.

Steven B. Fox Analyst, Cross Research LLC	Q

Thanks, good morning, two questions from me. First of all, just to be clear on the SubCom business, it lost money last quarter. it looks like it lost a couple more cents per share than you were thinking going into the quarter. But

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

you’re saying that the next couple quarters the losses don’t get any worse and start to improve midyear next fiscal year. Can you give us an idea when breakeven will come back?

And then secondly, just on the auto market, just to be clear, it looks like auto production picked up a little bit more than you would have said 90 days ago. Your transportation sales are basically unchanged. So was there anything you saw in the channel in terms of inventory build that made you maintain the sales outlook you have relative to what’s going on in the end demand? Thanks. <A – [05KZ45-E]Tom Lynch – TE Connectivity Ltd.>: Let me answer the second one on auto. The industry numbers are always getting refined. We have pretty good visibility into what our customers are telling us to build for them, and it’s a strong fourth quarter. I’m sure this is by far the strongest since I’ve been here. So no, there isn’t any underlying conclusion to draw from that, Steve. I think it’s a strong fourth quarter and we’ll see how it plays out, but at this time in the quarter, we’re responding to what the customers are telling us to build. Could it be a little better or little worse? Yes, but it’s not going to be – I’d be surprised if it was materially different. And we don’t really see any inventory issues. We’re not hearing anything around that kind of watch-outs, and we’re pretty plugged into that.

The first part of your question on SubCom, I think yes, you summed it up. It has cost us relative to where we were before a few cents versus our guidance 90 days ago. We offset that with other improvements, which is the good news. And early Q2, I would expect to start to be profitable again, but we’ll get specific on our guidance. We’ll give a little granularity then. We’ll be further into the project and see at what rate they’re building. But we’re hiring people in New Hampshire, which is really – that’s the ultimate sign because we don’t do that unless the designs are pretty much finished and customer is ready to get going. So that’s why we’re feeling better but not giddy yet given how tough the last few years have been in SubCom.

Steven B. Fox Analyst, Cross Research LLC	Q

Understandable, I appreciate the color. Thanks.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

You’re welcome.

Sujal Shah Vice President-Investor Relations, TE Connectivity Ltd.	A

Thanks, Steve. Can we have the next question, please?

Operator: Your final question today comes from the line of Shawn Harrison. Please go ahead.

Shawn M. Harrison Analyst, Longbow Research LLC	Q

Hi. Just following up on the SubCom, Tom, the math you gave within Network Solutions implies that business lost $15 million to $20 million in the June quarter. Am I in the right ballpark with that math?

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Yes.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Shawn M. Harrison Analyst, Longbow Research LLC	Q

Okay. But the key point is that narrowed. I guess maybe the better question is when do you expect it to break even again.

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.	A

Yes, Shawn. I think at the risk of avoiding of giving guidance too early, I think it’s going to be in the early – the first half of next year. I want to see us how do we come out of this quarter, at what run rate on the projects. As I’ve said, we’re hiring the people. That means we’re building the cable. And once the ships get in the water with the cable, then historically, jobs run very consistently other than weather, but we always have that.

So the key thing is get the award, get the down payment; that’s happened. Start building the cable; that’s starting. And then get the cable on the ships and the ships are actually starting to lay cable. And then you can – it’s a lot easier to predict. But that’s how I feel about it right now. Certainly, our team has a strong view of what’s going to happen. But before I go out there with more granularity, I’d like to see how we come out of this last quarter of the year.

Shawn M. Harrison Analyst, Longbow Research LLC	Q

So that’s fair. Then just on SEACON, what is the EBIT margin projected to be for that business? I think initially, it was like a 30% EBIT margin, which would imply something like $0.07 to $0.08 of maybe potential EPS accretion in 2015, but any more granularity on the profitability of SEACON as we enter 2015?

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

Shawn, it’s Bob. The business is about, call it, $120 million of revenue. And when we announced the acquisition, we did indicate that they do about 30% EBITDA margin, so you got the numbers right. Obviously, we haven’t given 2015 guidance for the total company, certainly not for SEACON at this point in time, but that is that 30% EBITDA margin pre-acquisition.

Shawn M. Harrison Analyst, Longbow Research LLC	Q

Okay. Would you expect a lot of integration cost? And if so, would that just fall into 2014?

Robert W. Hau Chief Financial Officer & Executive Vice President, TE Connectivity Ltd.	A

There’s not a lot of integration cost. And we just completed the deal, so we’re now in the midst of bringing that company into the fold. But there’s not significant restructuring associated with it.

Shawn M. Harrison Analyst, Longbow Research LLC	Q

Okay, thanks so much for the detail.

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TE Connectivity Ltd. (TEL) Q3 2014 Earnings Call	Corrected Transcript 23-Jul-2014

Thomas J. Lynch Chairman & Chief Executive Officer, TE Connectivity Ltd.

Thanks, everybody, for your questions, just a few closing comments. I’m excited because really we’re coming down the stretch of a very good year for the company. As I mentioned earlier, we expect to deliver 5% organic growth, overcoming an incredibly weak SubCom business, 17% adjusted EPS growth, and another tremendous year of free cash flow. Our harsh environment portfolio is performing very well. We’re really pleased with that. And we also are continuing to strengthen the company with the strategic acquisitions of SEACON and Measurement Specialties.

And as Bob indicated, we will continue to consistently return capital to shareholders. So I think we have a very balanced capital allocation strategy. I think we have a balanced business strategy, and I feel good about where the company is positioned. So thanks again for joining us this morning, and have a good day and a great rest of the summer.

Operator: Ladies and gentlemen, this conference will be available for replay after 10:30 Eastern time today through July 30. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 329466. International participants dial 320-365-3844. Those numbers once again are 1-800-475-6701 or 320-365-3844, with the access code 329466.

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